Filed Pursuant to Rule 433

Registration Statement No. 333-155927

June 15, 2010

FREE WRITING PROSPECTUS DATED JUNE 15, 2010

(To the Prospectus dated December 4, 2008, as supplemented by the Prospectus Supplement dated June 15, 2010, referred to as the “Preliminary Prospectus”)

$2,500,000,000

Teva Pharmaceutical Finance III, LLC
$500,000,000 Floating Rate Senior Notes due 2011 $1,000,000,000 1.500% Senior Notes due 2012

Teva Pharmaceutical Finance II B.V.
$1,000,000,000 3.000% Senior Notes due 2015

Payment of principal and interest unconditionally guaranteed by
Teva Pharmaceutical Industries Limited

Issuers:	o	Teva Pharmaceutical Finance III, LLC will issue the Floating Rate Senior Notes due 2011 (the “2011 notes”) and the 1.500% Senior Notes due 2012 (the “2012 notes”)

	o	Teva Pharmaceutical Finance II B.V. will issue the 3.000% Senior Notes due 2015 (the “2015 notes”)

Guarantor:	Teva Pharmaceutical Industries Limited

Maturity:	o	December 19, 2011 for the 2011 notes

	o	June 15, 2012 for the 2012 notes

	o	June 15, 2015 for the 2015 notes

Interest Rate:	o	A rate equal to three-month LIBOR (calculated as set forth under “Description of the Notes and the Guarantees–Payment of Interest and Principal–Interest on the 2011 Notes” in the Preliminary Prospectus) plus 0.400% for the 2011 notes

	o	1.500% for the 2012 notes

	o	3.000% for the 2015 notes

Interest Payment Dates:	o	March 19, June 19, September 19 and December 19 of each year, beginning September 19, 2010, and at maturity, with respect to the 2011 notes

	o	June 15 and December 15 of each year, beginning December 15, 2010, and at maturity, with respect to the 2012 notes

	o	June 15 and December 15 of each year, beginning December 15, 2010, and at maturity, with respect to the 2015 notes

Underwriting Discount:	o	0.10% ($500,000 total) for the 2011 notes

	o	0.20% ($2,000,000 total) for the 2012 notes

	o	0.35% ($3,500,000 total) for the 2015 notes

Public Offering Price:	o	100.000% of principal amount for the 2011 notes

	o	99.902% of principal amount for the 2012 notes

	o	99.876% of principal amount for the 2015 notes

plus, in each case, accrued interest from June 18, 2010, if settlement occurs after that date.

Concession:	o	$0.60 per $1,000 aggregate principal amount for the 2011 notes

	o	$1.00 per $1,000 aggregate principal amount for the 2012 notes

	o	$2.00 per $1,000 aggregate principal amount for the 2015 notes

Reallowance:	o	$0.25 per $1,000 aggregate principal amount for the 2011 notes

	o	$0.50 per $1,000 aggregate principal amount for the 2012 notes

	o	$1.00 per $1,000 aggregate principal amount for the 2015 notes

Net Proceeds to Issuers: (Net of Discounts and Commissions	o	$499,500,000 for the 2011 notes
but Before Expenses)	o	$997,020,000 for the 2012 notes

	o	$995,260,000 for the 2015 notes

	o	$2,491,780,000 total for all three series

Redemption:	The 2011 notes will not be subject to redemption at Teva Finance LLC’s option (other than as set forth in the Preliminary Prospectus under “Description of the Notes and the Guarantees—Tax Redemption”). The respective issuers may, however, redeem the 2012 notes or the 2015 notes, in whole or in part, at any time or from time to time, on at least 20 days’, but not more than 60 days’, prior notice. These notes will be redeemable at respective redemption prices equal to the greater of (1) 100% of the principal amount of the notes to be redeemed or (2) the sum of the present values of the Remaining Scheduled Payments (as defined in the Preliminary Prospectus under “Description of the Notes and the Guarantee— Optional Redemption by the Applicable Issuer”) discounted on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months), at a rate equal to the sum of the Treasury Rate (as defined in the Preliminary Prospectus under “Description of the Notes and the Guarantees—Optional Redemption by the Applicable Issuer”) and 12 basis points for the 2012 notes or 15 basis points for the 2015 notes, plus accrued and unpaid interest, if any, to the redemption date.

CUSIP / ISIN:	o	88166B AA8 / US88166BAA89 for the 2011 notes

	o	88166B AB6 / US88166BAB62 for the 2012 notes

	o	88166C AA6 / US88166CAA62 for the 2015 notes

Ratings:	A3 Stable / A- Stable

Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at anytime.

Trade Date:	June 15, 2010

Settlement Date (T+3):	June 18, 2010

Active Joint Book-Running Managers:	Credit Suisse Securities (USA) LLC Goldman, Sachs & Co. Morgan Stanley & Co. Incorporated

Passive Joint Book-Running Managers:	Barclays Capital Inc. Citigroup Global Markets Inc.

Co-Managers:	BNP Paribas Securities Corp. Credit Agricole Securities (USA) Inc. HSBC Securities (USA) Inc.

The issuers have filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuers have filed with the SEC for more complete information about the issuers and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the issuers, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Credit Suisse Securities (USA) LLC at 1-800-221-1037, Goldman, Sachs & Co. toll free at 1-866-471-2526 and Morgan Stanley & Co. Incorporated at 1-866-718-1649.

Any disclaimers or other notices that may appear below are not applicable to this communication and should be disregarded. Such disclaimers or other notices were automatically generated as a result of this communication being sent via Bloomberg or another email system.

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